Exhibit 99.1

Ever-Glory Reports Third Quarter 2013 Financial Results

NANJING, China, Nov. 13, 2013 /PRNewswire/ -- Ever-Glory International Group, Inc. (Ever-Glory) (NYSE MKT: EVK), a leading apparel supply chain manager and retailer based in China, today reported its financial results for the third quarter ended September 30, 2013.

Total sales for the quarter were $106.7 million, an increase of 54% compared to $69.3 million in the third quarter of last year. This increase was primarily attributable to increased sales in Ever-Glory's retail business as well as wholesale business.

Retail sales for the quarter from LA GO GO, Ever-Glory's branded retail division, increased 74.4% to $42.5 million, compared to $24.4 million for the same period last year. This increase was primarily due to the increase in new stores opened and increase in same store sales. Ever-Glory had 904 LA GO GO stores as of September 30, 2013, compared to 644 LA GO GO stores as of September 30, 2012.

Wholesale sales generated from Ever-Glory's wholesale business for the quarter increased 42.9% to $64.2 million, compared to $44.9 million for the same period last year. This increase was primarily attributable to increased sales in the United Kingdom, United States, Europe-Other and the People's Republic of China.

Total gross profit for the quarter was $25.4 million, or 23.8% of total sales, compared to $15.3 million, or 22.1% of total sales for the same period last year.

Selling expenses for the quarter increased 65.5% to $14.2 million compared to $8.6 million for the same period last year. As a percentage of sales, selling expenses increased to 13.3% compared to 12.4% for the same period last year. The increase was attributable to the increased number of retail employees and increased average salaries, as well as increased store decoration and marketing expenses associated with the promotion of the LA GO GO brand.

General and administrative expenses for the quarter increased 61.0% to $6.7 million compared to $4.2 million for the same period last year. As a percentage of sales, general and administrative expenses increased to 6.3% compared to 6.0% for the same period last year. The increase was attributable to an increase in the number of wholesale and retail management personnel.

Income from operations for the quarter increased 74.1% to $4.5 million compared to $2.6 million for the same period last year. As a percentage of sales, income from operations accounted for 4.2% of Ever-Glory's total sales for the quarter, an increase of 0.5% compared to 3.7% last year.

For the third quarter, net income was $3.9 million, or $0.26 per diluted share, an increase of 70.8% from $2.3 million, or $0.15 per diluted share in the third quarter of 2012. Net income in the third quarter of 2012 includes approximately $0.1 million of non-cash income related to the change in fair value of a derivative liability. There was no such liability in the third quarter of 2013.

Balance Sheet and Cash Flow

As of September 30, 2013, Ever-Glory had approximately $11.7 million of cash and cash equivalents, compared to approximately $9.4 million as of December 31, 2012. Ever-Glory had working capital of approximately $30.3 million as of September 30, 2013, and outstanding bank loans of approximately $48.3 million as of September 30, 2013.

Business Outlook

For the fourth quarter of 2013, Every-Glory anticipates total net sales in the range of $80 to $100 million and net income in the range of $2.5 to $3.5 million. For full year 2013, Every-Glory anticipates total net sales in the range of $300 to $360 million and net income in the range of $11 to $17 million. The full year revenue forecast is comprised of $150 to $180 million in anticipated wholesale revenue and $150 to $180 million in anticipated revenue from retail operations.

About Ever-Glory International Group, Inc.

Based in Nanjing, China, Ever-Glory International Group, Inc. is a leading apparel supply chain manager and retailer in China. Ever-Glory is the first Chinese apparel Company listed on the American Stock Exchange (now called NYSE MKT), and has a focus on middle-to-high grade casual wear, outerwear, and sportswear brands. Ever-Glory maintains global strategic partnerships in Europe, the United States, Japan and China, conducting business with several well-known brands and retail chain stores. In addition, Ever-Glory operates its own domestic chain of retail stores known as "LA GO GO."

Conference Call

Ever-Glory will hold a conference call today at 8:00 a.m. Eastern Time which will be hosted by Jason Jiansong Wang, Chief Financial Officer. Listeners can access the conference call by dialing # 1-913-312-0724 and referring to the confirmation code 9256765. The conference call will also be broadcast live over the Internet and can be accessed at the Company's web site at the following URL: http://www.everglorygroup.com.

A replay of the call will be available from 11:00 a.m. November 13, 2013 through November 20, 2013 Eastern Time by calling # 1-858-384-5517; pin number: 9256765.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this release and other written or oral statements made by or on behalf of Ever-Glory International Group, Inc. (the "Company") are "forward looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the Company's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including, without limitation, market acceptance of the Company's products and offerings, development and expansion of the Company's wholesale and retail operations, the Company's continued access to capital, currency exchange rate fluctuation and other risks and uncertainties. The actual results the Company achieves (including, without limitation, the results stemming from the future implementation of the Company's strategies and the revenue, net income and other projections set forth herein) may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties (many of which are beyond the Company's control). These statements are based on management's current expectations and speak only as of the date of such statements. Readers should carefully review the risks and uncertainties described in the Company's latest Annual Report on Form 10-K and other documents that the Company files from time to time with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)

	Three months ended		Nine months ended
	September30,		September30,
	2013	2012	2013	2012

NET SALES	$106,659,519	$69,269,905	$244,100,494	$169,691,109

COST OF SALES	81,254,688	53,941,736	178,924,172	129,173,371

GROSS PROFIT	25,404,831	15,328,169	65,176,322	40,517,738

OPERATING EXPENSES
Selling expenses	14,249,753	8,608,695	35,999,155	21,409,222
General and administrative expenses	6,684,580	4,152,162	16,670,132	11,355,568
Total Operating Expenses	20,934,333	12,760,857	52,669,287	32,764,790

INCOME FROM OPERATIONS	4,470,498	2,567,312	12,507,035	7,752,948

OTHER (EXPENSES) INCOME
Interest income	272,321	360,001	910,111	970,221
Interest expense	(757,390)	(449,413)	(2,285,614)	(1,454,157)
Change in fair value of derivative liability	-	91,000	294,000	381,800
Other (expenses) income	831,952	(130,359)	684,311	105,954
Total Other (Expenses) Income	346,883	(128,771)	(397,192)	3,818

INCOME BEFORE INCOME TAX EXPENSE	4,817,381	2,438,541	12,109,843	7,756,766

INCOME TAX EXPENSE	(933,933)	(164,609)	(2,412,105)	(1,010,475)

NET INCOME	3,883,448	2,273,932	9,697,738	6,746,291

Foreign currency translation (loss) gain	670,518	(192,935)	1,828,910	7,066
COMPREHENSIVE INCOME	$4,553,966	$2,080,997	$11,526,648	$6,753,357

EARNINGS PER SHARE
Basic and diluted	$0.26	$0.15	$0.66	$0.46
Weighted average number of shares outstanding
Basic and diluted	14,779,268	14,765,942	14,777,015	14,765,568